Exhibit 10.20(a)

LEASE AMENDMENT

THIS LEASE AMENDMENT (the "Amendment") is dated as of October 14, 2024, by and between 7101 GOODLETT FARMS PARKWAY, LLC, a Tennessee limited liability company ("Landlord") and BIOVENTUS LLC, a Delaware limited liability company ("Tenant").

RECITALS:

A.    Landlord and Tenant executed that certain Lease dated November 17, 2021 (the "Lease") whereby Tenant leased from Landlord approximately 89,715 square feet of rentable area, as further described in the Lease, known as 7101 Goodlett Farms Parkway, Memphis, Tennessee (the "Premises"); and

B.    Landlord and Tenant now desire to amend the Lease to (i) confirm the Lease Commencement Date; (ii) confirm Tenant's Rent obligations during the construction of the Premises; (iii) confirm the means to extend the Term of the Lease before completion of the construction of the Premises; (iv) set forth Tenant's obligations concerning Utilities serving the Premises; (v) confirm the Base Year for Operating Expenses; (vi) amend and restate Monthly Base Rent; (vii) confirm the amendment of Article LB. of the Lease; (viii) and do other things as more particularly set forth herein, all under the terms and conditions more particularly set forth.

NOW THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

AGREEMENT:

1.    COMMENCEMENT DATE. The Commencement Date as set forth in Section 3 of the Lease is hereby amended to state, "July 15, 2022". Tenant shall, if Landlord so requests, execute a letter confirming the commencement Date and the Expiration Date of the Term.

2.    WAREHOUSE RENT. In accordance with Section 6 of the Lease, the parties agreed to revise Tenant's $76,860.58 monthly rental obligation to $56,715.05 beginning July 15, 2022 and continuing on the first day of each month thereafter until the earlier of substantial completion of construction of the Premises or May 1, 2023 (the Preliminary Term"). Thereafter, Monthly Base Rent is calculated pursuant to the Monthly Base Rent table contained in said Section 7 and amended herein.

3.    PRELIMINARY TERM.
(a) As set forth in Section 1 herein, the Term of the Lease commenced on July 15, 2022. Under the Lease, the Term is set to expire on June 30, 2032. The parties hereby agree that the Term of the Lease is extended through April 30, 2033, to take into account the ten (10) months that elapsed from July 2022 to May 2023.

(b) Rent for the Preliminary Term is $56,715.05 per month as outlined in Section 2 herein.

4.    BASE YEAR. The definition of Base Year for Operating Expenses as set forth in the first paragraph of Section 7 of the Lease is amended to state:

"Tenant agrees to pay to Landlord, as Additional Rent, based upon the twelve (12) month period from May 1, 2023 through April 30th 2024 (the "Base Year"), Tenant's proportionate share of any increases in operating expenses above the operating expenses for the Base Year."

The remainder of the first paragraph of Section 7 of the Lease is unchanged.

5.    OPERATING EXPENSES ESTIMATE. The third paragraph of Section 7 of the Lease is hereby amended in its entirety to state:

"No later than August 31st of each year of the Lease, Landlord shall reasonably estimate the operating expenses that will be payable for each fiscal year (following the Base Year) and, within thirty (30) days, upon request by Tenant, provide a detailed analysis of such estimate to the Tenant. If the anticipated operating expenses for any fiscal year shall be greater than the operating expenses for the Base Year, Tenant shall pay to Landlord (in advance, together with its payment of Monthly Base Rent) an amount equal to one-twelfth of Tenant's proportionate share of such excess as additional Rent subject to the limit on the increase in Controllable Operating Expenses provided for in this Section 7." (emphasis added to highlight amendments).

6.    FISCAL YEAR. Landlord and Tenant agree that all references to "calendar year" in Section 7 of the Lease are amended to state, "fiscal year". Fiscal Year shall mean that twelve (12) month period between May 1st and April 30th.

7.    MONTHLY BASE RENT. Landlord and Tenant agree that:

The Monthly Base Rent shall mean the following amounts:

PERIOD	MONTHLY RENT
07/15/22- 04/30/23:	$56,715.05 ($7.59/SF)
05/01/23 - 01/31/24:	$128,217.69 ($17.15/RSF)
02/01/24 - 01/31/25:	$130,759.61 ($17.49/RSF)
02/01/25 - 01/31/26:	$133,376.30 (17.84/RSF)
02/01/26 - 01/31/27:	$136,067.75 ($18.20/RSF)
02/01/27 - 01/31/28:	$138,759.20 ($18.56/RSF)
02/01/28 - 01/31/29:	$141,525.41 ($18.93/RSF)
02/01/29 - 01/31/30:	$144,366.39 ($19.31/RSF)
02/01/30 - 01/31/31:	$147,282.13 ($19.70/RSF)
02/01/31 - 01/31/32:	$150,197.86 ($20.09/RSF)
02/01/32 - 01/31/33:	$153,188.36 ($20.49/RSF)
02/01/33 - 04/30/33:	$156,253.63 ($20.90/RSF)

8.    UTILITIES. Tenant shall on or before July 22, 2022, establish an account with the appropriate utility company serving the Premises for any and all utilities Tenant requires and transfer the utilities to the Tenant's account. Tenant shall be responsible for reimbursing Landlord for all utilities billed to Landlord beginning July 1, 2022 until the establishment of the Tenant utility accounts.

9.    TENANT IMPROVEMENT WORK. Exhibit B of the Lease is hereby amended to include the Construction Documents dated April 29, 2022, and attached hereto as Exhibit A and incorporated herein verbatim. Tenant, as evidenced by its duly authorized signature below, accepts and approves the Construction Documents and authorizes Landlord to proceed with construction of the Premises according to the Construction Documents. Final construction pricing is attached hereto as Exhibit B. As evidenced by the duly authorized signatures below, Tenant agrees and Landlord consents to Alternates l,2,3,4,5,7,8, and 10 as outlined in green on Exhibit B.

10.    The total construction pricing is $6,362,566.00 which includes Alternates. Landlord's contribution to Physical Improvements is $2,803,524.37. Tenant's obligation for Tenant Improvement Expenses in excess of the Improvement Allowance is $3,559,041.63 plus Landlord's Construction Management Fee of 2.5% equaling a total of $3,648,017.67 for Tenant's obligation in excess of the Improvement Allowance.

11.    Per Exhibit E, Paragraph 6, "Tenant agrees to pay to Landlord, promptly upon being billed thereof, all costs and expenses in excess of the Allowance incurred in connection with the Tenant Improvements." 50% to be paid upon Tenant's approval of cost estimates, 40% upon substantial completion, 10% upon final completion.

12.    Article I. B. of the Lease is amended to state:

"LEASED AREA

89,715 square feet

Warehouse 39,684 square feet and Office 50,031 square feet"

13.    Tenant's Construction Representative as referenced in Section 29(0) of the Lease shall be Barry Mitchell - (901) 355-7169.

14.    This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, together, shall constitute but one and the same instrument.

15.    This Amendment shall be governed by the law of the State of Tennessee, without reference to its choice of law rules.

16.    This Amendment supersedes any prior agreements, negotiations, and communications, oral or written, with respect to the subject matter of this Amendment and contains the entire agreement between, and the final expression of, Landlord and Tenant with respect to the matters treated in this Amendment. No subsequent agreement, representation, or promise made by either party hereto, or by or to an employee, officer, agent, or representative of either party hereto shall be of any effect unless it is in writing and executed by the party to be bound thereby.

17.    Except as expressly modified by this Amendment, the Lease remains unchanged and in full force and effect in accordance with its terms. On and after the date of this Amendment, the Lease shall be deemed amended by this Amendment and all references in the Agreement to "this Agreement" "this Lease" "herein" "hereof' and the like shall be deemed to be references to the Agreement as amended by this Amendment.

SIGNATURE PAGE TO FOLLOW

SIGNATURE PAGE TO LEASE AMENDMENT

IN WITNESS WHEREOF, the parties hereto have executed this Lease Amendment to be effective as of the day and year first above written.

LANDLORD:

7101 Goodlett Farms Parkway, LLC
a Tennessee limited liability company

By: /s/ Bruce Pergament
Bruce Pergament, Managing Member

TENANT:

Bioventus LLC, a Delaware limited liability company

By: /s/ Mark Singleton
Mark Singleton, SVP, Chief Financial Officer